Exhibit 99.1
M & F WORLDWIDE CORP.
REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS
M & F Worldwide Corp. to Hold Conference Call on March 10, 2009
     New York, NY — February 27, 2009 — M & F Worldwide Corp. (NYSE: MFW — News) today reported results for the fourth quarter and year ended December 31, 2008. Additionally, M & F Worldwide filed its annual report on Form 10-K with the Securities and Exchange Commission today.
     M & F Worldwide will host a conference call to discuss its fourth quarter and full year ended December 31, 2008 results on March 10, 2009 at 9:30 a.m. (EDT). The conference call will be accessible by dialing (800) 611-1147 in the United States and (612) 332-0228 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the United States and (320) 365-3844 internationally; Access Code: 987305. The replay will be available from 11:30 a.m. (EDT) Tuesday, March 10, 2009 through 11:59 p.m. (EDT) Tuesday, March 24, 2009.
     As previously announced, on May 1, 2007, M & F Worldwide (the “Company”) completed the acquisition of John H. Harland Company (“Harland”) and related financing transactions. As a result of the acquisition of Harland (the “Harland Acquisition”), M & F Worldwide has four business segments, which are operated by Harland Clarke (which is the combination of Clarke American’s check printing, contact center and direct marketing capabilities with Harland’s corresponding businesses), Harland Financial Solutions, Scantron and Mafco Worldwide.
     On February 22, 2008, the Company’s wholly owned subsidiary, Scantron Corporation, purchased all of the limited liability membership interests of Data Management I LLC (“Data Management”) from NCS Pearson (the “Data Management Acquisition”).
     Operating results of the Company include the results of acquired businesses from their respective dates of acquisition.
     In connection with the Harland Acquisition, Harland Clarke disclosed its pro forma anticipated run-rate synergy target of $106.4 million to be achieved within 18 months of the Harland Acquisition and $112.6 million within 24 months of the Harland Acquisition. Through December 31, 2008, Harland Clarke Holdings has exceeded the previously disclosed 24-month synergy plan, having taken actions to realize in excess of the $112.6 million of pro forma anticipated run rate synergy target. Harland Clarke Holdings has realized approximately $94.0 million of EBITDA improvement from such actions, of which approximately $30.0 million represents EBITDA improvement for 2007 and approximately $64.0 million represents EBITDA improvement for 2008.
Fourth Quarter 2008 Performance
Consolidated Results
     Consolidated net revenues increased by $8.2 million to $467.0 million for the fourth quarter of 2008 from $458.8 million for the fourth quarter of 2007, as a result of the Data Management Acquisition, which accounted for an increase of $25.7 million. Net income for the fourth quarter of 2008 was $15.8 million, as compared to $11.5 million for the fourth quarter of 2007. Net income for the fourth quarter of 2008 includes $8.9 million ($5.4 million after tax) for restructuring costs, $0.9 million ($0.5 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase, which was completed in August 2007, and $0.4 million ($0.2 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland and Data Management acquisitions. Net income for the fourth quarter of 2007 includes pre-tax charges of $4.0 million ($2.4 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition, $2.6 million ($1.6 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase and $0.7 million ($0.4 million after tax) for restructuring costs. For the fourth quarter of 2008, Adjusted EBITDA increased by $4.0 million to $123.6 million as compared to $119.6 million for the fourth quarter of 2007. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and is reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.

     Basic and diluted earnings per common share were $0.82 for the fourth quarter of 2008 compared to basic and diluted earnings per common share of $0.54 for the fourth quarter of 2007.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $24.6 million to $306.6 million for the fourth quarter of 2008 from $331.2 million for the fourth quarter of 2007. The decrease is primarily due to volume declines in check and related products, partially offset by higher revenues per unit, as well as declines in marketing services products. In addition, revenues for the fourth quarter of 2007 include a $7.7 million one-time non-cash increase in revenues. Operating income for the Harland Clarke segment decreased by $14.5 million to $43.8 million for the fourth quarter of 2008 from $58.3 million for the fourth quarter of 2007. The decrease in operating income was largely driven by the decrease in revenues, an increase in restructuring expenses of $7.2 million, an increase in integration expenses, and a decrease in gains from the disposal of fixed assets of $1.5 million. Operating income for the fourth quarter of 2008 and 2007 includes charges of $7.9 million and $0.7 million, respectively, for restructuring costs.
     Net revenues for the Harland Financial Solutions segment increased by $5.5 million to $75.8 million for the fourth quarter of 2008 from $70.3 million for the fourth quarter of 2007. The increase includes $2.4 million of organic growth in the enterprise solutions product line. Net revenues also include charges of $0.1 million and $3.6 million in the fourth quarter of 2008 and 2007, respectively, for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition. Operating income for the Harland Financial Solutions segment increased by $5.9 million to $13.3 million for the fourth quarter of 2008 from $7.4 million for the fourth quarter of 2007, primarily due to the revenue increase and labor cost reductions, partially offset by a $1.3 million increase in amortization of intangible assets related to the Harland Acquisition. Operating income for the fourth quarter of 2008 also includes charges of $0.9 million for compensation expense related to an incentive agreement for the Peldec assets purchase, and $0.9 million for restructuring costs. Operating income for the fourth quarter of 2007 includes a charge of $2.5 million for compensation expense related to an incentive agreement for the Peldec assets purchase.
     Net revenues for the Scantron segment increased by $24.5 million to $56.4 million for the fourth quarter of 2008, from $31.9 million for the fourth quarter of 2007 primarily as a result of the Data Management Acquisition, which accounted for an increase of $25.7 million. Operating income for the Scantron segment increased by $2.4 million to $9.1 million in the fourth quarter of 2008 from $6.7 million in the fourth quarter of 2007. The increase is due to the Data Management Acquisition, which accounted for an increase of $4.2 million. The remaining $1.8 million decrease was primarily due to integration expenses. Operating income for the fourth quarter of 2008 includes charges of $0.3 million for non-cash fair value purchase accounting adjustments to deferred revenue related to the Data Management Acquisition and $0.1 million for restructuring costs. Operating income for the fourth quarter of 2007 includes charges of $0.6 million for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition.
     Net revenues for the Licorice Products segment, operated by Mafco Worldwide, increased by $2.4 million to $28.3 million for the fourth quarter of 2008 from $25.9 million for the fourth quarter of 2007. This was primarily due to increased shipment volumes to worldwide tobacco customers as the result of a difference in the timing of shipments made during 2008 versus 2007 and an increase in Magnasweet and licorice derivative shipment volumes. Operating income for the Licorice Products segment was $10.2 million for the fourth quarter of 2008 as compared to $9.4 million for the fourth quarter of 2007. The increase in operating income of $0.8 million was primarily due to the increase in net revenues partially offset by higher raw material costs.
Full Year 2008 Performance
Consolidated Results
     Consolidated net revenues increased by $433.4 million to $1,906.2 million for the year ended December 31, 2008 from $1,472.8 million for 2007, primarily as a result of the Harland Acquisition, which accounted for an increase of $345.1 million and the Data Management Acquisition, which accounted for an increase of $88.5 million. Net income for 2008 was $67.7 million, as compared to a net loss of $4.2 million for 2007. Net income for 2008 includes pre-tax charges of $15.6 million ($9.5 million after tax) for restructuring costs, $8.1 million ($4.9 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase, $3.0 million ($1.8 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland and Data Management acquisitions and $0.5 million ($0.3 million after tax) due to an impairment of Alcott Routon intangible assets. The net loss for 2007 includes a non-recurring pre-tax loss on early extinguishment of debt of $54.6 million ($34.1 million after tax) related to refinancing transactions completed in connection with the Harland Acquisition. The net loss for 2007 also includes pre-tax charges of $16.6 million ($10.1 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition, $5.6 million ($3.4 million after tax) for restructuring costs, $3.1 million ($1.9 million after tax) due to an impairment of Alcott Routon intangible assets, $2.4 million ($1.4 million after tax) for Harland Acquisition-related retention bonuses for certain Harland employees, and $3.4 million ($2.1 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase. For 2008, Adjusted EBITDA increased by $112.3 million to $489.4 million as compared to $377.1 million for 2007.
     Basic and diluted earnings per common share were $3.34 for 2008 compared to basic and diluted loss per common share of $0.20 for 2007.
Segment Results
     Net revenues for the Harland Clarke segment increased by $185.9 million to $1,290.4 million for 2008 from $1,104.5 million for 2007 as a result of the Harland Acquisition, which accounted for an increase of $210.9 million. The remaining $25.0 million decrease is primarily due to declines in marketing services products, which were negatively affected by the economic downturn, and volume declines in check and related products. Net revenues for 2007 include charges of $0.6 million for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition. Operating income for the Harland Clarke segment increased by $36.1 million to $217.2 million for 2008 from $181.1 million for 2007, primarily due to the Harland Acquisition, which accounted for an increase of $38.1 million. The remaining $2.0 million decrease is primarily due to increased integration and restructuring expenses, partially offset by labor and material cost reductions. Operating income for 2008 includes charges of $9.3 million for restructuring costs and a $0.5 million non-cash impairment charge from the write-down of Alcott Routon intangible assets. Operating income for 2007 includes charges of $5.6 million for restructuring costs, a $3.1 million non-cash impairment charge from the write-down of Alcott Routon intangible assets and $2.0 million for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition.
     Net revenues for the Harland Financial Solutions segment increased by $110.7 million to $293.7 million for 2008 from $183.0 million for 2007, primarily as a result of the Harland Acquisition, which accounted for $94.8 million of the increase. The remaining $15.9 million of the increase was in part due to $6.5 million of organic growth in the risk management and enterprise solutions product lines. The balance of the increase was substantially due to a decrease in charges for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition. Net revenues also include charges of $1.4 million and $9.6 million in 2008 and 2007, respectively, for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition. Operating income for the Harland Financial Solutions segment increased by $17.3 million to $34.1 million for 2008 from $16.8 million for 2007, primarily as a result of the Harland Acquisition, which accounted for $8.2 million of the increase. The remaining $9.1 million is primarily due to the revenue increase and labor cost reductions. Operating income for 2008 includes charges of $8.1 million for compensation expense related to an incentive agreement for the Peldec assets purchase and $3.9 million for restructuring costs. Operating income for 2007 includes a charge of $3.4 million for compensation expense related to an incentive agreement for the Peldec assets purchase.
     Net revenues for the Scantron segment increased by $127.7 million to $211.3 million for 2008 from $83.6 million for 2007, due to the Data Management Acquisition, which accounted for an increase of $88.5 million and the

Harland Acquisition, which accounted for an increase of $40.0 million. Net revenues in 2008 and 2007 also include charges of $1.2 million and $2.0 million, respectively, for non-cash fair value purchase accounting adjustments related to the Data Management and Harland Acquisitions. Operating income for the Scantron segment increased by $15.9 million to $28.3 million for 2008 from $12.4 million for 2007, primarily as a result of the Data Management Acquisition, which accounted for an increase of $11.1 million and the Harland Acquisition, which accounted for an increase of $5.6 million. The remaining $0.8 million of the decrease is due to integration and restructuring expenses, which were substantially offset by cost reductions. Operating income for 2008 includes charges of $2.4 million for restructuring costs and $1.6 million for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland and Data Management acquisitions. Operating income for 2007 includes charges of $5.1 million for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition.
     Net revenues for the Licorice Products segment, operated by Mafco Worldwide, increased by $8.7 million to $111.6 million for 2008 from $102.9 million for 2007. This was primarily due to increased shipment volumes of Magnasweet and licorice derivatives, the consolidation of Mafco Worldwide’s Chinese operations, acquired on July 2, 2007 and an increase in net revenues from tobacco and confectionary customers as a result of price increases initiated during 2008 to cover raw material cost increases and the favorable effect of Euro to U.S. Dollar exchange rates on the translation of Mafco Worldwide’s Euro denominated sales. Operating income for the Licorice Products segment increased by $3.9 million to $39.4 million for 2008 as compared to $35.5 million for 2007. The increase in operating income was primarily due to the increase in net revenues and foreign currency translation gains partially offset by higher raw material costs.
About M & F Worldwide
     Prior to the acquisition of Harland on May 1, 2007, M & F Worldwide had two business lines operated by Clarke American and Mafco Worldwide. Clarke American provided checks and related products and direct marketing services through two segments: the Financial Institution segment, which was focused on financial institution clients and their customers, and the Direct to Consumer segment, which was focused on individual customers. As a result of the Harland Acquisition, M & F Worldwide has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Subsequent to the closing of the Harland Acquisition, Clarke American’s check printing, contact center and direct marketing capabilities have been combined with Harland’s corresponding business and operate under the name “Harland Clarke.” Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is M & F Worldwide’s Licorice Products segment). The operations of Harland Financial Solutions include core processing, retail and lending software solutions. Scantron is a leading provider of data collection and testing and assessment products and services sold primarily to educational and commercial customers.
Forward Looking Statements
     This press release contains forward looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond M & F Worldwide’s control. All statements other than statements of historical facts included in this press release, including those regarding M & F Worldwide’s strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although M & F Worldwide believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others, the following factors may cause M & F Worldwide’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (2) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (3) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (4) unfavorable foreign currency fluctuations; (5) difficult conditions in financial markets, the downturn in and potential worsening of general economic and market conditions and the impact of the credit crisis; (6) M & F Worldwide’s substantial indebtedness; (7) covenant restrictions under M & F Worldwide’s indebtedness that may limit its ability to operate its business and react to market changes; (8) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods, a decline in consumer confidence and/or checking account openings and other factors, and our ability to grow non-check-related product lines; (9) consolidation among or failure of financial institutions, decreased spending by financial institutions on our products and services and other adverse changes among the large clients on which M & F Worldwide depends, resulting in decreased revenues and/or pricing pressure; (10) the ability to retain M & F Worldwide’s clients; (11) the ability to retain M & F Worldwide’s key employees and management; (12) lower than expected cash flow from operations; (13) significant increases in interest rates; (14) intense competition in all areas of M & F Worldwide’s business; (15) interruptions or adverse changes in M & F Worldwide’s supplier relationships, technological capacity, intellectual property matters, and applicable laws; (16) decreases to educational budgets as a result of the continued general economic downturn and the resulting impact on Scantron’s customers; (17) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating Harland and Data Management; (18) M & F Worldwide’s ability to successfully integrate Harland and Data Management into its business and manage future acquisitions; (19) M & F Worldwide’s ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from the Harland acquisition or from other acquisitions, including the acquisition of Data Management by Scantron; and (20) the acquisitions of Harland and Data Management otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with M & F Worldwide’s servicing its debt obligations.
     You should read carefully the factors described in M & F Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2008 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.
Non-GAAP Financial Measures
     In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide’s industries.
     M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.
     M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide’s and Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide’s subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.
     In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:
•	it does not reflect M & F Worldwide’s cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, M & F Worldwide’s working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide’s debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide’s statements of cash flows; and

•	other companies in M & F Worldwide’s industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of M & F Worldwide’s business or as a measure of cash that will be available to M & F Worldwide to meet its obligations. You should compensate for these limitations by relying primarily on M & F Worldwide’s GAAP results and using EBITDA only supplementally.
     M & F Worldwide presents Adjusted EBITDA as a supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F Worldwide’s ongoing operating performance. Such items include, but are not limited to, loss on early extinguishment of debt, restructuring costs, deferred purchase price compensation related to the Peldec assets purchase and non-recurring purchase accounting adjustments. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Christine Taylor
(212)-572-5988
- tables to follow -

M & F Worldwide Corp. and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Product revenues, net	$388.7	$394.0	$1,603.4	$1,302.2
Service revenues, net	78.3	64.8	302.8	170.6

Total net revenues	467.0	458.8	1,906.2	1,472.8
Cost of products sold	236.1	253.6	972.3	808.6
Cost of services provided	39.6	22.2	156.5	80.7

Total cost of revenues	275.7	275.8	1,128.8	889.3

Gross profit	191.3	183.0	777.4	583.5
Selling, general and administrative expenses	111.5	109.5	468.8	360.6
Restructuring costs	8.9	0.7	15.6	5.6

Operating income	70.9	72.8	293.0	217.3
Interest income	0.7	3.6	4.2	9.4
Interest expense	(47.9)	(54.4)	(190.9)	(172.7)
Loss on early extinguishment of debt	—	—	—	(54.6)
Other income (expense), net	1.4	(0.5)	2.7	0.1

Income (loss) before income taxes and extraordinary gain	25.1	21.5	109.0	(0.5)
Provision for income taxes	9.3	10.0	42.0	3.7

Net income (loss) before extraordinary gain	15.8	11.5	67.0	(4.2)
Extraordinary gain	—	—	0.7	—

Net income (loss)	$15.8	$11.5	$67.7	$(4.2)

Earnings (loss) per common share before extraordinary gain:
Basic	$0.82	$0.54	$3.30	$(0.20)

Diluted	$0.82	$0.54	$3.30	$0.20)

Extraordinary gain per common share:
Basic	$—	$—	$0.04	$—

Diluted	$—	$—	$0.04	$—

Earnings (loss) per common share:
Basic	$0.82	$0.54	$3.34	$(0.20)

Diluted	$0.82	$0.54	$3.34	$(0.20)

M & F Worldwide Corp. and Subsidiaries
Business Segment Information
(in millions)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenues
Harland Clarke segment	$306.6	$331.2	$1,290.4	$1,104.5
Harland Financial Solutions segment (a)	75.8	70.3	293.7	183.0
Scantron segment (a)	56.4	31.9	211.3	83.6
Licorice Products segment	28.3	25.9	111.6	102.9
Eliminations	(0.1)	(0.5)	(0.8)	(1.2)

Total net revenues	$467.0	$458.8	$1,906.2	$1,472.8

Operating income (loss)
Harland Clarke segment	$43.8	$58.3	$217.2	$181.1
Harland Financial Solutions segment (a)	13.3	7.4	34.1	16.8
Scantron segment (a)	9.1	6.7	28.3	12.4
Licorice Products segment	10.2	9.4	39.4	35.5
Corporate	(5.5)	(9.0)	(26.0)	(28.5)

Total operating income	$70.9	$72.8	$293.0	$217.3

(a)	Effective January 1, 2008, the Company transferred its field maintenance services from the Harland Financial Solutions segment to the Scantron segment.

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions) (unaudited):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss)	$15.8	$11.5	$67.7	$(4.2)
Interest expense, net	47.2	50.8	186.7	163.3
Provision for income taxes	9.3	10.0	42.0	3.7
Depreciation and amortization	41.1	40.0	166.5	128.6

EBITDA	113.4	112.3	462.9	291.4
Adjustments:
Restructuring (a)	8.9	0.7	15.6	5.6
Peldec deferred purchase price compensation (b)	0.9	2.6	8.1	3.4
Loss on early extinguishment of debt (c)	—	—	—	54.6
Impairment of intangible assets (d)	—	—	0.5	3.1
Transaction related expenses (e)	—	—	—	2.4
Extraordinary gain (f)	—	—	(0.7)	—
Impact of purchase accounting adjustments (g)	0.4	4.0	3.0	16.6

Adjusted EBITDA	$123.6	$119.6	$489.4	$377.1

(a)	Reflects restructuring expenses, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, which were not recorded in purchase accounting.

(b)	Reflects charges accrued under a deferred purchase price agreement required to be recorded as compensation expense in selling, general and administrative expense resulting from the 2007 purchase of the Peldec assets.

(c)	Reflects costs incurred to retire prior Clarke American Corp. debt as a result of the Harland Acquisition.

(d)	Reflects non-cash impairment charges from the write-down of Alcott Routon intangible assets.

(e)	Reflects non-recurring employee retention bonuses incurred in connection with the Harland Acquisition.

(f)	Reflects a non-recurring extraordinary gain.

(g)	Reflects the non-cash fair value deferred revenue and inventory adjustments related to purchase accounting.